CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

CTG

October 27, 2005
10:00 a.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by, and welcome to the CTG Quarterly Earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. James Boldt. Please go ahead.

J. Boldt

Good morning, everyone, this is Jim Boldt. I want to thank you for joining us this morning for our third quarter 2005 earnings conference call. Joining me is our interim CFO, Brenda Harrington. As to the form of the all this morning, I'm going to begin with the review of our financial results and talk about the trends we saw in the third quarter, as well as what we anticipate in the fourth quarter of 2005, and then open the call for questions.

CTG Host: James Boldt October 27, 2005/10:00 a.m. CDT Page 2

Before I begin I want to mention that statements made in the course of this conference call that state the company's or management's intentions, hope, beliefs, expectations and predictions in the future are forward looking statements. It is important to note that the company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results could differ from those in the forward looking statements is contained in our press releases, and from time to time in the company's Securities and Exchange Commission filings.

For the third quarter of 2005, CTG's revenues from continuing operations were $74.8 million. Net income was $640,000, and net income per diluted share was $0.04. Revenues increased 29% in the quarter, ....income was even with last year due to the favorable tax benefits recorded in the third quarter of 2004. Operating income as a percentage of revenue was 1.9% in the third quarter of 2005 versus 1.2% in the third quarter of last year. As we expected, our operating income percentage has improved in each of the last three quarters.

Our direct profit percentage was 22.6% in the third quarter of 2005 compared with 26.4% last year, although SG&A increased by $850,000 in

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

the third quarter versus the same quarter of last year. SG&A as a percentage of revenue was 20.7% in the 2005 period, versus the 25.2% that the company recorded in the third quarter of last year. The single largest reason for the changes in the direct profit in SG&A's percentages was the shift in our sales mix to a higher concentration of staffing.

Revenues from IBM were $27.8 million in the third quarter of 2005 as compared to $12.6 million in the third quarter of 2004. Quarterly revenues from our European operations were $11.4 million in the 2005 quarter, an increase of 4.9% from the $10.8 million recorded in last year's third quarter.

On the balance sheet, our day sales outstanding increased 82 days from 72 days in the fourth quarter of 2004, but are down from our high of 88 days reported in the first quarter of 2005.

Our cash provided from operations was approximately $2.4 million in the quarter. In the quarter we had $496,000 in capital expenditures and recorded depreciation expense of $648,000. Total employment at the end of the third quarter was 3,500 of which approximately 87% were billable employees.

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

As previously announced on May 12, 2005, the board of directors authorized the repurchase of an additional one million shares of the company's stock during the quarter. While adhering to the SEC imposed volume limitations, we repurchased 97,700 shares of our stock. We expect to continue our repurchase program in the fourth quarter.

We are pleased with our third quarter performances. We achieved an almost 30% increase in our revenues when compared with the third quarter of 2004. With a few exceptions, which I will review, the quarter came in pretty much as we expected. That caused our revenues to be at the high end of our guidance and earnings per share to be at the mid point.

One favorable unexpected event that occurred during the quarter was the addition of 200 people to our headcount. At the beginning of the quarter we'd expected to add 100 to our staff in the third quarter. This growth brings our year-to-date headcount increase to 1,000, 40% higher than a year ago. In terms of our profitability, our operating income increased by over 100% when compared to the third quarter of 2004. All in all, we are pleased with our progress this quarter.

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As to the individual business units, our strategic staffing business clearly had a good third quarter. While most of the transition costs associated with the significant new staffing business we added in the first quarter of the year have ended, we're still incurring expense in retention bonuses. Without those retention bonuses, our operating income in the third quarter would have been 2.3% of revenue. Overall, demand for staffing remains strong and we see our strategic staffing group continuing to grow.

As to our solutions business, while it's not back to what we would consider our normal market, we are definitely starting to see an increase in demand, particularly in some of the high growth solutions that we focused on. In the health care area, for example, we are seeing greater demand for assistance with software implementation projects, as well as transitional outsourcing from clients installing new software. We believe that part of the increase in our demand is a result of the Class Enterprises....2005 Healthcare study that rated CTG Healthcare Solutions as number one in acute care clinical IT systems implementations. In response to the growing demand, we are increasing the number of U.S. healthcare sales personnel in order to adequately respond to the increase in opportunities in the market.

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Our testing offering has been very well received in our life sciences, financial services and general industry markets. We believe that our testing offering will be a strong contributor to next year's revenue growth. In anticipation of that, we are adding sales personnel on subject matter experts to support our testing, as well as our information securities solutions sales efforts.

Our European revenues increased by 4.9% in the third quarter of 2005 versus the third quarter of last year. If there had been no changes in the exchange rates, the revenue increase would have been 5.3%. While our testing offering did very well in Europe in the third quarter, as previously mentioned, the delay in the national healthcare system project in the UK limited Europe's revenue growth. We believe that we are well positioned for further growth in Europe when the NHS project resumes early next year.

As to the fourth quarter of 2005, we are forecasting revenues in the range of $77 to $79 million. As you know, we had 63 billable days in the third quarter and expect to have 63 billable days in the fourth quarter of 2005. When compared to last year's fourth quarter, the fourth quarter of 2005 should have revenue growth in the range of 31% to 34%. Given our

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

revenue forecast, we believe earning will be in the $0.03 to $0.05 per share range in the fourth quarter of 2005.

As to 2006, with an improving solutions market and the transition costs from our first quarter of 2005 expansion of our staffing business behind us, we look for further improvements in our results.

With that, I would like to open the call for questions, if there are any. Operator, you would please manage our question and answer period?

Moderator	Thank you. One moment before our first question. We do have a question from Rick Dauteuil from Columbia Management. Please go ahead.

R. Dauteuil

Thanks, Jim. Good morning. Just a couple of things. One, on the buy back, I know that you were constrained by the rules out there. Did you do a self-imposed blackout period? In other words, have you been in there in the month of October?

J. Boldt	No, we haven't. Our attorneys have advised us that once we start to become aware of our quarter end results that we can no longer buy stock.

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

So that last purchase that we made was September 30th. We have not repurchased any shares in the month of October.

R. Dauteuil	Okay. And then, I guess self-imposed, is it a couple of days before you can get back in?

J. Boldt	Right. It's a day to three days before we can get back in.

R. Dauteuil	I mean, that's a little disappointing considering the volume has ticked up here recently, without you having the ability to do anything about it.

J. Boldt	Right.

R. Dauteuil

The headcount in the quarter was 100 more than you expected. Is that increasing your exposure to your largest customer? And then what was unexpected? Was there an opportunity that came up in the quarter that, I guess, first answer--is it the largest customer or not the largest customer?

J. Boldt

There definitely was a significant amount of those people working for IBM, but it really was an across the board increase in demand for staffing from most of our clients. We just saw a lot more staffing demand than we

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

were expecting when we started the quarter. That's really a combination. I suspect IBM revenues have been about 37% of our total revenue in the last two quarters. It might tick up slightly in the fourth quarter, but I don't think it will be a huge increase in the IBM. The staffing, we can't explain why, because when you go to customers they just tell you that there is a lot more in terms of projects that they have to get done. But we think that demand for staffing just continues to increase.

R. Dauteuil	Okay. And to the extent that there is incremental IBM business there, is there also incremental incentives in place that hold back the margin?

J. Boldt

We do do that if the additional business is in the area that we picked up the 700 people at the beginning of the year. There were some additional retention bonuses that we would have given people as we took more of that transaction work on during the quarter. But it's nowhere near the significance of the retention bonuses that we current have. Most of the retention bonuses, almost all the retention expense, really ends in the fourth quarter of this year.

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R. Dauteuil	And by my calculation, that's about a 90 basis point negative impact. Maybe earnings without that today are up as much as one and a half to two cents, I guess, more than what you're reporting.

J. Boldt	As I mentioned before, the operating margin would have gone up to 2.3, which is probably a penny.

R. Dauteuil	The UK healthcare project, you talk about it restarting in 2006. Is there any more definitive time frame on when that begins to kick in?

J. Boldt

No. We are actually waiting from our customer. The issue in several of the regions in the UK is really the software. A lot of the software being installed in the UK is American-based software, IDX, etc. That actually is good for us because we have the expertise. There is not that expertise over in the UK. They haven't to a great extent used those packages. The modification of the packages, in order to comply with the NHS requirements, didn't happen as quickly as they thought. That's really the reason for the delay.

So we are still waiting from our customers, rather the general contractors on this, as to when they think they will have the software and when they

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

can actually begin the implementations in the hospital, which is our greatest area of expertise. But we expect right now, I mean every indication would be that it is going to happen sometime in the first quarter. Is it January or March, we're still not sure of that. They're behind from where they originally forecasted. There was supposed to be a lot of hospitals actually installed, a varying number, but it wouldn't be unusual for our region to think that they were going to do 50 hospitals, maybe, in 2005. In addition to doing the hospitals that they were supposed to do in 2006, they have to somehow make up for those additional installs.

R. Dauteuil	Do you think they'll seek other partners or subcontractors, or will they look to you as one, anyway, to step up and provide more help in a more condensed time frame?

J. Boldt

Well they'll clearly, I think, look to multiple partners. I don't think that there is any company actually that can alone do this task. Most of the primes really are very large IT services companies themselves, but they realize they don't have all the expertise needed. This is, in total for all the regions, a $9 billion project. That's the largest healthcare project in the world. I think that they are going to come to us for the additional help, but I suspect they will also go to some of our competition.

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Host: James Boldt

October 27, 2005/10:00 a.m. CDT

R. Dauteuil

I guess I was more referring to, given the condensed time frame, can you guys step up and over a few months going forward--we just lost 12 months and the deadline didn't change, so they have to, as you pointed out, make up the 50 hospitals that didn't get done in 2005. Are you going to be able to step up and still address what you might have likely addressed over the, whatever it is, the three year period?

J. Boldt	Yes. We believe that we can. We can staff up for that. And actually when I use the example, and that's just an example, of 50 hospitals, that's just one region. There are five regions.

R. Dauteuil	Okay. And then going back to the DSOs, is that likely to be a more stable number from here because of the IBM mix?

J. Boldt

It clearly, because of the IBM mix, is one of the largest factors that increased the DSO. We're looking at some options that we have, so I'm hopeful that we will be able to bring the number down as early as the end of the year. Right now, it' is not a function of the quality of the receivables. It's just the terms that we currently have on some of the larger deals that's causing it.

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R. Dauteuil

Are you content with where IBM is as a percent of revenues, or is it likely they continue to creep north? I think you said it might be up a little bit in Q4, but how are you going to manage that going forward?

J. Boldt

Well, it's always tough to turn down business. We actually have been at these levels before. In the late '90s we were in the high thirties as well. Certainly before 40%, I'm content with that. Our focus, though, internally is to try and sell more solutions business next year. There is a better margin on those. We like the staffing business, we're glad that it came back first, but in order to get the margins up we're really putting the investment dollars that we have on the solutions side because we think we've got some solutions that are going to start to perform next year. I guess if I had my druthers, certainly IBM would continue to grow, but the solutions side next year would grow faster than the staffing side of the business. And that, just by math, would cause IBM as a percentage of revenue to drop.

Moderator	I will turn the conference back to you, Mr. Boldt. Please continue.

J. Boldt	Thank you. Without any more questions, I would like to thank you for your continued support and for joining us this morning. Have a great day.

CTG

Host: James Boldt

October 27, 2005/10:00 a.m. CDT

Moderator	That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.